Exhibit 99.1

Excel Trust Announces Fourth Quarter and Year Ended 2013 Results

SAN DIEGO--February 12, 2014--Excel Trust, Inc. (NYSE:EXL) announced today financial and operating results for the quarter and year ended December 31, 2013. A supplemental financial package with additional information can be found on Excel Trust's website under the Investor Relations tab.

Highlights for the Year Ended 2013

•

Reported Adjusted Funds from Operations (AFFO) for the quarter of $11.4 million, or $0.23 per diluted share and for the year of $43.8 million, or $0.90 per diluted share (15% annual increase over 2013)

•	Reported Funds from Operations (FFO) for the quarter of $11.3 million or $0.23 per diluted share and for the year of $44.6 million, or $0.92 per diluted share (24% annual increase over 2013)
•	Acquired approximately $178.6 million in properties
•	Improved terms and increased unsecured credit facility to $300 million, expandable to $500 million
•	Subsequent to year-end, published Moody’s investment grade credit rating of (P)Baa3
•	Subsequent to year-end, increased share buy-back program to $50 million

“We set some clear objectives at the beginning of the year outlining a path for growth and for strengthening the underlying fundamentals of our company,” commented Gary Sabin, Chairman and CEO of Excel Trust. “Looking back at the year, we are gratified at the progress we have made. We achieved an investment grade credit rating and successfully issued long-term, unsecured debt. We grew our annual same store NOI 3.3% and our releasing spread on comparable leases averaged 3.7%. We increased our annual same-store portfolio leased rate by 40 basis points to 95% at year-end. In addition to our operational success, we harvested gains from our existing portfolio and acquired several attractive properties. We expect another successful year in 2014 as we continue to execute our strategy of growing and enhancing our portfolio.”

Financial Results

Excel Trust reported Adjusted Funds From Operations (AFFO) for the fourth quarter of $11.4 million, or $0.23 per diluted share, and $43.8 million, or $0.90 per diluted share for the year. Excel Trust reported Funds From Operations (FFO) for the fourth quarter of $11.3 million or $0.23 per diluted share, and $44.6 million, or $0.92 per diluted share for the year. Net loss attributable to the common stockholders for the fourth quarter was $0.4 million or $0.01 per diluted share, with net income attributable to the common stockholders of $8.6 million, or $0.17 per diluted share for the year.

Included in FFO for the quarter ended December 31, 2013 were transaction costs of $0.1 million related to acquisitions and $1.2 million, or $0.02 per diluted share in the year ended December 31, 2013. Also, included in FFO was non-cash compensation expense of approximately $0.6 million, or $0.01 per diluted share in the quarter ended December 31, 2013 and $2.3 million or $0.05 per diluted share in the year ended December 31, 2013, resulting from the Company’s incentive stock award plan. Further included in FFO for the year ended December 31, 2013 was a non-cash gain due to a change in the fair value of contingent consideration relating to the West Broad Village acquisition of $1.6 million, or $0.03 per diluted share.

Excel Trust considers AFFO and FFO important supplemental measures of its operating performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of real estate investment trusts (REITs), many of which present AFFO and FFO when reporting their results. A complete reconciliation containing adjustments from GAAP net income available to common shareholders to AFFO and FFO and a definition of both are included at the end of this release.

Operating Results

At the end of the fourth quarter 2013, the retail portfolio was 94.1% leased compared to 94.0% in the third quarter 2013. Anchor space was 99.1% leased compared to 99.1% in the third quarter 2013 and inline space was 84.9% leased compared to 84.3% during the third quarter 2013.

During the fourth quarter 2013, the Company signed 38 leases and renewals, totaling 202,513 square feet. The average releasing spread on comparable new leases was 5.0%.

Same Store Net Operating Income (“SSNOI”) for the fourth quarter 2013 increased 6.2%. Year-to-date, SSNOI increased 3.3%.

Summary of Significant Activities During Fourth Quarter 2013

On October 4, 2013, the Company acquired a 38,000 square foot building leased to LA Fitness in San Diego, California for approximately $14.3 million. The property is situated in a fast growing, master planned community less than three miles from Excel Trust’s headquarters. The area features average household income of $116,140 and $122,033 and population of 62,458 and 159,929 in a three and five mile radius respectively (source: AGS 2013).

On October 8, 2013, the Company amended its credit facility. The facility now bears interest at a rate per annum equal to LIBOR plus 1.45% to 2.05% (down from 1.65% to 2.25%), depending on the Company’s leverage ratio. The facility has been increased to $300.0 million and includes an accordion feature that allows for an increase up to $500.0 million under specified circumstances. The maturity date of the credit facility is April 2018 and can be extended for six months at the Company’s option.

On November 4, 2013, the Company acquired Cedar Square, a retail shopping center located in Dallas - Ft. Worth, Texas for approximately $4.3 million. The center is currently being redeveloped to include a Walgreens (signed lease) resulting in a total of 75,550 square feet.

On November 12, 2013, the Company issued $100.0 million in senior unsecured notes to Prudential Capital Group. Of the $100.0 million in notes, $75.0 million will mature in 2020 and $25.0 million will mature in 2023, for a weighted average maturity of 7.8 years, and a weighted average fixed interest rate of 4.6%.

On November 18, 2013 the Company acquired Southlake Park Village, a development project comprised of 22.4 acres of land in Dallas - Ft. Worth (Southlake), Texas, for $16.3 million. The project is approximately 50% leased (signed leases with Fresh Market, REI and other national tenants) and will encompass approximately 186,000 square feet. The project is well-located in the retail corridor of an affluent community, with average household income in a three mile radius of $164,506 (source: AGS 2014)

On November 22, 2013, the Company acquired Centennial Crossroads, a retail shopping center with 259,415 square feet of GLA located in Las Vegas, Nevada for approximately $16.4 million. The Company acquired 105,415 square feet as Target (154,000 square feet), which anchors the property, is tenant owned. Other major tenants include Safeway (Vons) and Chase Bank. In a three mile radius, the population is estimated to be 104,666 and the average household income is estimated to be $88,052 (source: AGS 2014).

Events Subsequent to Fourth Quarter 2013

On January 6, 2014, the Company published an investment grade credit rating from Moody’s. The agency assigned a (P)Baa3 rating citing Excel Trust’s high quality property portfolio, sound liquidity, and moderate leverage. Additionally, Moody’s stated that Excel Trust’s management team has a long, successful operating history, in both the private and public markets. The Company obtained an investment grade rating to facilitate access to the investment grade unsecured debt market as part of its overall strategy to maximize its financial flexibility and manage its overall cost of capital.

First Quarter 2014 Dividend Declared

The Board of Directors declared a first quarter 2014 cash dividend of $0.175 per common share payable on April 15, 2014 to shareholders of record as of March 31, 2014.

The Board of Directors has also declared a dividend of $0.4375 per share on the Company’s Series A Cumulative Convertible Perpetual Preferred Shares, and a dividend of $0.5078 on its Series B Cumulative Redeemable Preferred Shares. The dividend on Excel Trust’s outstanding Series A and Series B Preferred Shares will be payable on April 15, 2014 to the Series A and Series B Preferred shareholders of record as of March 31, 2014

Guidance for 2014

Excel Trust expects its AFFO per share for fiscal year 2014 to be between $0.91 and $0.98 and its FFO per share to be between $0.90 and $0.97. The Company will further discuss assumptions surrounding guidance tomorrow on the conference call.

The foregoing estimates are forward-looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates, and the amount and timing of acquisitions and development activities. Excel Trust’s actual results may differ materially from these estimates.

Conference Call

In conjunction with Excel Trust’s results, you are invited to listen to its conference call on Thursday, February 13, 2014 at 1:00 p.m. Eastern Time.

Phone: Conference call access information is as follows:

Dial in number: (800) 299-8538

International Dial in number: (617) 786-2902

Pass code: 34697712

Internet: A live webcast of the conference call will be available through Excel Trust’s web site at www.exceltrust.com. The conference call will be recorded and available for replay for seven days beginning at 4:00 p.m. ET on February 13, 2014. Replay access information is as follows:

Dial in number: (888) 286-8010

International Dial in number: (617) 801-6888

Pass code: 30082346

About Excel Trust

Excel Trust, Inc. is a retail focused REIT that primarily targets community and power centers, grocery anchored neighborhood centers and freestanding retail properties. The Company has elected to be treated as a REIT, for U.S. federal income tax purposes. Excel Trust trades publicly on the NYSE under the symbol “EXL”. For more information on Excel Trust, Inc., please visit www.exceltrust.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the retail industry or the markets in which the Company operates; increased interest rates and operating costs; decreased rental rates or increased vacancy rates; the Company’s failure to obtain necessary outside financing on favorable terms or at all; changes in the availability of additional acquisition opportunities; the Company’s inability to successfully complete real estate acquisitions or successfully operate acquired properties; the Company’s failure to qualify or maintain its status as a REIT; risks associated with the Company’s dependence on key personnel whose continued service is not guaranteed; and risks associated with downturns in domestic and local economies, and volatility in the securities markets. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise

Funds From Operations (FFO) and Adjusted Funds From Operations (AFFO)

Excel Trust considers FFO and AFFO to be important supplemental measures of its operating performance and believes they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO and AFFO when reporting their results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO and AFFO exclude depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, they provide a performance measure that, when compared year-over-year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

Excel Trust computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT. As defined by NAREIT, FFO represents net income (loss) (computed in accordance with generally accepted accounting principles, or GAAP), excluding real estate-related depreciation and amortization, impairment charges and net gains (losses) on the disposition of assets.

Excel Trust computes AFFO by adding to FFO the non-cash compensation expense, amortization of prepaid financing costs and non-recurring transaction costs, and other one-time items, then subtracting or adding straight-line rents, amortization of above and below market leases and non-incremental capital expenditures. Excel Trust’s computation of FFO and AFFO may differ from the methodology for calculating FFO and AFFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties.

FFO and AFFO should not be considered alternatives to net income (loss) (computed in accordance with GAAP) as an indicator of Excel Trust’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of Excel Trust’s liquidity, nor are they indicative of funds available to fund Excel Trust’s cash needs, including Excel Trust’s ability to pay dividends or make distributions.

Summarized Financial Statements

Reported results are preliminary and not final until the filing of Excel Trust’s Form 10-K for the period ended December 31, 2013 with the Securities and Exchange Commission and, therefore, remain subject to adjustment. The accompanying notes to follow in the Form 10-K are an integral part of these consolidated and combined financial statements.

Balance Sheets

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31, 2013	December 31, 2012
ASSETS:

Property:
Land	$380,366	$320,289
Buildings	642,356	564,352
Site improvements	63,242	51,875
Tenant improvements	54,025	42,903
Construction in progress	7,576	1,709
Less accumulated depreciation	(61,479)	(36,765)

Property, net	1,086,086	944,363
Cash and cash equivalents	3,245	5,596
Restricted cash	8,147	5,657
Tenant receivables, net	5,117	5,376
Lease intangibles, net	78,345	85,646
Mortgage loan receivable	-	-
Deferred rent receivable	9,226	5,983
Other assets	20,135	17,618
Real estate held for sale, net of accumulated amortization	-	-
Investment in unconsolidated entities	8,520	9,015

Total assets	$1,218,821	$1,079,254

LIABILITIES AND EQUITY:

Liabilities:
Mortgages payable, net	$251,191	$333,935
Notes payable	279,500	75,000
Accounts payable and other liabilities	21,700	25,319
Lease intangibles, net	28,114	26,455
Dividends/distributions payable	10,932	9,773

Total liabilities	591,437	470,482

Equity:
Stockholders’ equity
Preferred stock	136,423	136,423
Common stock	482	448
Additional paid-in capital	460,431	459,151
Cumulative deficit	18,110	(1,414)

	615,446	594,608

Accumulated other comprehensive loss	-	(572)

Total stockholders’ equity	615,446	594,036
Non-controlling interests	11,938	14,736

Total equity	627,384	608,772

Total liabilities and equity	$1,218,821	$1,079,254

Statements of Operations

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data and dividends per share)

	Three Months Ended December 31, 2013	Three Months Ended December 31, 2012	Twelve Months Ended December 31, 2013	Twelve Months Ended December 31, 2012
Revenues:
Rental revenue	$24,609	$20,354	$92,294	$69,155
Tenant recoveries	4,777	3,538	18,875	13,835
Other income	419	459	1,373	1,431

Total revenues	29,805	24,351	112,542	84,421

Expenses:
Maintenance and repairs	2,089	1,537	7,328	5,557
Real estate taxes	3,444	2,764	12,756	9,693
Management fees	440	313	1,772	851
Other operating expenses	1,487	1,293	6,194	4,028
Changes in fair value of contingent consideration	-	(160)	(1,568)	(281)
General and administrative	3,335	3,641	13,871	13,796
Depreciation and amortization	11,534	10,311	46,146	34,800

Total expenses	22,329	19,699	86,499	68,444

Net operating income	7,476	4,652	26,043	15,977
Interest expense	(5,193)	(4,501)	(18,944)	(15,650)
Interest income	58	48	204	173
Income (loss) from equity in unconsolidated entities	53	-	40	-
Changes in fair value of financial instruments and gain on OP unit redemption	-	418	230	1,530

Net income (loss) from continuing operations	2,394	617	7,573	2,030
Income from discontinued operations before gain on sale of real estate assets	(18)	97	464	135
Gain on sale of real estate assets	81	-	12,055	-

Income from discontinued operations	63	97	12,519	135

Net income (loss)	2,457	714	20,092	2,165
Net (income) loss attributable to non-controlling interests	(79)	4	(568)	18

Net income (loss) attributable to Excel Trust, Inc.	2,378	718	19,524	2,183
Preferred stock dividends	(2,744)	(2,744)	(10,976)	(10,353)

Net income (loss) attributable to the common stockholders	$(366)	$(2,026)	$8,548	$(8,170)

Basic and diluted net income (loss) per share	$(0.01)	$-	$0.17	$-

Weighted-average common shares outstanding - basic and diluted	47,672	-	46,926	-

The notes in the Form 10-Q or 10-K are an integral part of these condensed consolidated financial statements.

Reconciliation of Net Income to FFO and AFFO

For the Periods Ended December 31, 2013

(In thousands, except per share data)

Excel Trust, Inc.’s FFO and AFFO available to common stockholders and operating partnership unitholders and a reconciliation to net income(loss) for the three and twelve months ended December 31, 2013 and 2012 is as follows:

	Three Months Ended December 31, 2013	Three Months Ended December 31, 2012	Twelve Months Ended December 31, 2013	Twelve Months Ended December 31, 2012

Net income (loss) attributable to the common stockholders	$(366)	$(2,188)	$8,548	$(8,490)

Add:
Non-controlling interests in operating partnership	(7)	(67)	233	(297)
Depreciation and amortization	11,534	10,588	46,839	36,021
Deduct:
Depreciation and amortization related to joint venture	175	237	1,054	72
Gain on sale of real estate assets	(81)	-	(12,055)	-

Funds from operations	$11,255	$8,570	$44,619	$27,306

Adjustments:
Transaction costs	112	387	1,159	1,572
Deferred financing costs	448	457	1,748	1,867
Stock-based and other non-cash compensation expense	583	817	2,291	3,223
Changes in fair value of contingent consideration	-	(160)	(1,568)	(281)
Changes in fair value of financial instruments	-	(418)	(230)	(1,530)
Straight-line effects of lease revenue	(764)	(1,130)	(3,352)	(3,139)
Amortization of above- and below-market leases	213	77	417	65
Non-incremental capital expenditures	(396)	(97)	(973)	(469)
Non-cash expenses (income) related to joint venture	(5)	-	(280)	-

Adjusted funds from operations	$11,446	$8,503	$43,831	$28,614

Weighted average common shares outstanding	47,672	40,830	46,926	34,681
Add:
OP units	1,100	1,272	1,198	1,231
Restricted stock	141	254	190	306
Contingent consideration related to business combinations	-	20		73
LTIP restricted stock	-	-	-	-
Common stock issuable upon conversion of preferred stock	-	-	-	-

Weighted average common shares outstanding - diluted (FFO and AFFO)	48,913	42,376	48,314	36,291

Funds from operations per share (diluted)	$0.23	$0.20	$0.92	$0.74
Adjusted funds from operations per share (diluted)	$0.23	$0.20	$0.90	$0.78

Other Information:
Leasing commissions paid	$382	$333	$1,748	$755
Tenant improvements paid	$1,065	$1,830	$7,548	$3,270

Source: Excel Trust, Inc.

Excel Trust, Inc.

Matt Romney, SVP, Capital Markets

858-613-1800

info@exceltrust.com

www.exceltrust.com